Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/27/2023	Investors: Mike Cieplak, investor.relations@us.mcd.com
Media: Lauren Altmin, lauren.altmin@us.mcd.com
McDONALD'S REPORTS SECOND QUARTER 2023 RESULTS

•Global comparable sales increased 11.7% for the quarter, with double-digit growth across each segment

•Digital Systemwide sales* in our top six markets were over $8 billion for the quarter, representing nearly 40% of their Systemwide sales

CHICAGO, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2023.

“Our second quarter results reflect consistently strong execution of our Accelerating the Arches strategy, with global comparable sales growth of 11.7% and double-digit comparable sales growth across each of our segments,” said McDonald’s President and Chief Executive Officer, Chris Kempczinski. “The McDonald’s brand has never been stronger and I remain inspired by the ability of the McDonald’s System to create cultural conversations and develop industry-leading innovations. While global macroeconomic challenges persist, we continue to invest in our growth drivers and our brand to meet the customer needs of tomorrow.”

Second quarter financial performance:
•Global comparable sales increased 11.7%, reflecting strong comparable sales across all segments:
•U.S. increased 10.3%
•International Operated Markets segment increased 11.9%
•International Developmental Licensed Markets segment increased 14.0%
•Consolidated revenues increased 14% (14% in constant currencies).
•Systemwide sales increased 12% (13% in constant currencies).
•Consolidated operating income increased 81% (82% in constant currencies). Results included $18 million of pre-tax restructuring charges related to the Company's internal effort to modernize ways of working (Accelerating the Organization). Excluding these current year charges, as well as prior year pre-tax charges and gains of $1.2 billion and $271 million, respectively, consolidated operating income increased 20% (21% in constant currencies).**
•Diluted earnings per share was $3.15, an increase of 97% (98% in constant currencies). Excluding the current year restructuring charges described above of $0.02 per share, diluted earnings per share was $3.17, an increase of 24% (25% in constant currencies) when also excluding prior year charges and gains and a tax settlement.**

*Refer to page 4 for a definition of Systemwide sales.
**Refer to page 2 for additional details on the second quarter 2023 and 2022.

COMPARABLE SALES

	Increase/(Decrease)
	Quarters Ended June 30,
	2023	2022
U.S.	10.3%	3.7%
International Operated Markets	11.9	13.0
International Developmental Licensed Markets & Corporate	14.0	16.0
Total	11.7%	9.7%

•U.S.: Comparable sales results benefited from strategic menu price increases and positive guest counts. Successful restaurant level execution, culturally relevant brand and marketing campaigns and continued digital and delivery growth contributed to strong comparable sales results.

•International Operated Markets: Segment performance was driven by strong comparable sales in most markets, led by the U.K. and Germany.

•International Developmental Licensed Markets: The quarter reflected strong comparable sales in all geographic regions, led by China.

KEY FINANCIAL METRICS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2023	2022	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2023	2022	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$6,497.5	$5,718.4	14%	14%	$12,395.3	$11,384.0	9%	11%
Operating income	3,104.1	1,711.8	81	82	5,636.5	4,024.4	40	43
Net income	2,310.4	1,188.0	94	95	4,112.7	2,292.4	79	83
Earnings per share-diluted	$3.15	$1.60	97%	98%	$5.60	$3.08	82%	85%
Results for 2023 included the following:
•Pre-tax restructuring charges of $18 million, or $0.02 per share, for the quarter and $198 million, or $0.20 per share, for the six months, primarily related to Accelerating the Organization
Results for 2022 included the following:
•Pre-tax charges of $1,153 million, or $1.30 per share, for the quarter and $1,281 million, or $1.43 per share, for the six months, related to the sale of the Company's business in Russia
•Pre-tax gain of $271 million, or $0.40 per share, for the quarter and six months, related to the Company's sale of its Dynamic Yield business
•$37 million, or $0.05 per share, for the quarter and $537 million, or $0.72 per share, for the six months, of nonoperating expense related to the settlement of a tax audit in France

Excluding the above items, results reflected strong operating performance driven primarily by higher sales-driven Franchised margins.

NET INCOME AND EARNINGS PER SHARE-DILUTED RECONCILIATION
Dollars in millions, except per share data

	Quarters Ended June 30,
	Net Income				Earnings per share - diluted
	2023	2022	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2023	2022	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$2,310.4	$1,188.0	94%	95%	$3.15	$1.60	97%	98%
(Gains)/charges	13.7	668.6			0.02	0.90
Tax Settlement	—	37.2			—	0.05
Non-GAAP	$2,324.1	$1,893.8	23%	23%	$3.17	$2.55	24%	25%

	Six Months Ended June 30,
	Net Income				Earnings per share - diluted
	2023	2022	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2023	2022	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
GAAP	$4,112.7	$2,292.4	79%	83%	$5.60	$3.08	82%	85%
(Gains)/charges	148.1	770.7			0.20	1.03
Tax Settlement	—	537.2			—	0.72
Non-GAAP	$4,260.8	$3,600.3	18%	21%	$5.80	$4.83	20%	21%

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other charges and gains, as well as material regulatory and other income tax impacts, and bases incentive compensation plans on these results because the Company believes this better represents underlying business trends.
Comparable sales and comparable guest counts are compared to the same period in the prior year and represent sales and transactions, respectively, at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction, natural disasters, pandemics and acts of war, terrorism or other hostilities. Restaurants in Russia were treated as permanently closed as of April 1, 2022 and therefore excluded from the calculation of comparable sales and comparable guest counts beginning in the second quarter of 2022. Comparable sales exclude the impact of currency translation and the sales of any market considered hyperinflationary (generally identified as those markets whose cumulative inflation rate over a three-year period exceeds 100%), which management believes more accurately reflects the underlying business trends. Beginning in the first quarter of 2023, McDonald's excluded results from Argentina and Lebanon in the calculation of comparable sales due to hyperinflation (Venezuela continues to be excluded). Comparable sales are driven by changes in guest counts and average check, the latter of which is affected by changes in pricing and product mix.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. This includes sales from digital channels, which are comprised of the mobile app, delivery and kiosk at both Company-operated and franchised restaurants. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base. The Company's revenues consist of sales by Company-operated restaurants and fees from franchised restaurants operated by conventional franchisees, developmental licensees and affiliates. Changes in Systemwide sales are primarily driven by comparable sales and net restaurant unit expansion.
Free cash flow, defined as cash provided by operations less capital expenditures, and free cash flow conversion rate, defined as free cash flow divided by net income, are measures reviewed by management in order to evaluate the Company’s ability to convert net profits into cash resources, after reinvesting in the core business, that can be used to pursue opportunities to enhance shareholder value.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 to the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2023.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 7:30 a.m. (Central Time) on July 27, 2023. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 to the Company’s Form 8-K filing on July 27, 2023. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2023	2022	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,487.0	$2,112.8	$374.2	18%
Revenues from franchised restaurants	3,933.3	3,526.8	406.5	12
Other revenues	77.2	78.8	(1.6)	(2)

TOTAL REVENUES	6,497.5	5,718.4	779.1	14

Operating costs and expenses
Company-operated restaurant expenses	2,091.3	1,769.8	321.5	18
Franchised restaurants-occupancy expenses	618.2	588.6	29.6	5
Other restaurant expenses	57.0	57.9	(0.9)	(2)
Selling, general & administrative expenses
Depreciation and amortization	95.2	93.0	2.2	2
Other	567.5	611.2	(43.7)	(7)
Other operating (income) expense, net	(35.8)	886.1	(921.9)	n/m
Total operating costs and expenses	3,393.4	4,006.6	(613.2)	(15)

OPERATING INCOME	3,104.1	1,711.8	1,392.3	81

Interest expense	330.2	290.6	39.6	14
Nonoperating (income) expense, net	(42.8)	12.1	(54.9)	n/m

Income before provision for income taxes	2,816.7	1,409.1	1,407.6	100
Provision for income taxes	506.3	221.1	285.2	n/m

NET INCOME	$2,310.4	$1,188.0	$1,122.4	94%

EARNINGS PER SHARE-DILUTED	$3.15	$1.60	$1.55	97%

Weighted average shares outstanding-diluted	734.3	742.0	(7.7)	(1)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2023	2022	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,711.3	$4,415.2	$296.1	7%
Revenues from franchised restaurants	7,520.8	6,789.6	731.2	11
Other revenues	163.2	179.2	(16.0)	(9)

TOTAL REVENUES	12,395.3	11,384.0	1,011.3	9

Operating costs and expenses
Company-operated restaurant expenses	4,014.4	3,729.0	285.4	8
Franchised restaurants-occupancy expenses	1,216.5	1,172.6	43.9	4
Other restaurant expenses	119.8	130.2	(10.4)	(8)
Selling, general & administrative expenses
Depreciation and amortization	194.5	185.7	8.8	5
Other	1,120.8	1,195.5	(74.7)	(6)
Other operating (income) expense, net	92.8	946.6	(853.8)	(90)
Total operating costs and expenses	6,758.8	7,359.6	(600.8)	(8)

OPERATING INCOME	5,636.5	4,024.4	1,612.1	40

Interest expense	659.9	577.9	82.0	14
Nonoperating (income) expense, net	(107.1)	496.2	(603.3)	n/m

Income before provision for income taxes	5,083.7	2,950.3	2,133.4	72
Provision for income taxes	971.0	657.9	313.1	48

NET INCOME	$4,112.7	$2,292.4	$1,820.3	79%

EARNINGS PER SHARE-DILUTED	$5.60	$3.08	$2.52	82%

Weighted average shares outstanding-diluted	734.9	744.8	(9.9)	(1)%
n/m Not meaningful